CHAPMAN AND CUTLER LLP                                    111 WEST MONROE STREET
                                                         CHICAGO, ILLINOIS 60603


                               February 23, 2015


First Trust Specialty Finance and Financial Opportunities Fund
120 East Liberty Drive, Suite 400
Wheaton, IL  60187


Ladies and Gentlemen:

      As counsel to First Trust Specialty Finance and Financial Opportunities Fund (the "Fund"), we delivered to you an opinion letter dated February 11, 2015 in connection with a Registration Statement filed by the Fund with the Securities and Exchange Commission (the "SEC") on Form N-2, File No. 333-200618 (as amended from time to time, the "Registration Statement"). The Registration Statement was filed for the purpose of registering with the SEC common shares of beneficial interest of the Fund, par value $.01 per share (the "Shares"). This opinion relates to the offer and sale of up to 1,400,000 Shares under the Registration Statement.

      In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents and proceedings as we have considered necessary for the purposes of this opinion. We have also examined and are familiar with the proceedings taken by the Fund to authorize the issuance and sale of up to 1,400,000 Shares. In addition, we have examined a copy of the Registration Statement, including the exhibits thereto, and a copy of the Prospectus dated February 19, 2015 (the "Prospectus") included in the Registration Statement and a copy of a Prospectus Supplement to the Prospectus dated February 23, 2015 (the "Prospectus Supplement").

      In this connection we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate and other records, certificates and other papers as we deemed it necessary to examine for the purpose of this opinion, including the declaration of trust and by-laws of the Fund, actions of the board of trustees of the Fund authorizing the issuance of shares of the Fund and the Registration Statement.

      We assume that, upon sale of the Shares, the Fund will receive the authorized consideration therefor, which will at least equal the net asset value of the Shares.

      Based upon the foregoing, we are of the opinion that when the Shares are issued and sold after authorized consideration therefor is received by the Fund in accordance with the Prospectus and Prospectus Supplement, they will be validly issued, fully paid and nonassessable by the Fund, except that, as set

First Trust Specialty Finance and
Financial Opportunities Fund
February 23, 2015
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forth in the Registration Statement, shareholders of the Fund may under certain circumstances be held personally liable for obligations of the Fund.

      In rendering the foregoing opinion, we have relied upon the opinion of Morgan, Lewis & Bockius LLP expressed in their letter to us dated February 23, 2015.

      We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under section 7 of the Act.

                                                   Very truly yours,

                                                   /s/ CHAPMAN AND CUTLER LLP

                                                   Chapman and Cutler LLP